RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”), is made and entered into as of the 6th day of June, 2005, by and between LOWE’S COMPANIES, INC. a North Carolina corporation (the “Company”), and DALE C. POND (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed as the Senior Executive Vice President—Merchandising/Marketing of the Company; and

WHEREAS, the Company and the Executive have negotiated and agreed on the terms of this Agreement providing for his retirement as an executive employee of the Company and for the ongoing obligations of the parties following the Executive’s retirement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Continued Service; Retirement. The Executive shall continue to serve as the Senior Executive Vice President—Merchandising/Marketing of the Company through June 30, 2005 (the “Retirement Date”), at which time his resignation from such position shall be effective, and he shall retire and relinquish all positions and responsibilities with the Company and its subsidiaries and affiliates.

2. Obligations of the Company.

(a) Salary and Benefits. For his service to the Company through the Retirement Date, the Executive shall continue to receive his current regular base salary and participate in all of the Company’s incentive compensation and benefit plans and programs available to senior executives and shall receive any and all payments and benefits earned up to and through the Retirement Date.

(b) Outstanding Equity Compensation Awards. The award agreement for the one hundred thousand (100,000) deferred stock units granted to the Executive on March 1, 2003 is hereby amended to provide that the Executive shall become fully vested in such deferred stock units on the Retirement Date. The Executive’s retirement in accordance with the terms and provisions of this Agreement shall constitute a “Board Approved Retirement” for purposes of the stock options, restricted stock and performance accelerated restricted stock granted to the Executive on March 1, 2004 and March 1, 2005, and accordingly, the Executive shall become fully vested in all such awards on the Retirement Date. Exhibit A attached hereto summarizes all of the options granted to the Executive outstanding as of the date of this Agreement, the vested status of such options as of the Retirement Date and the last date for the Executive to exercise such options. The Company acknowledges that the Executive has relied upon the information set forth in Exhibit A in entering into this Agreement.

(c) Other Benefits. The Executive is a participant in the benefit plans listed on Exhibit B attached hereto. This Agreement shall not change the terms of such plans or the benefits earned by or due to the Executive thereunder for services rendered to the Company through the Retirement Date. The benefits earned by or due to the Executive in accordance with the terms of such plans shall be paid or provided by the Company or such plans (as the case may be) when due, and the full payment and provision of such benefits shall discharge fully all obligations of the Company and such plans with respect to the Executive’s benefits under such plans.

(d) Release of the Executive. In consideration of the Executive’s entering into this Agreement, the Company, for itself, its officers and directors, its subsidiaries and their respective predecessors, successors and assigns, hereby releases and forever discharges the Executive and his heirs, personal representatives, successors and assigns from and against any and all claims, demands, damages, actions, causes of action, costs and expenses, of whatever kind or nature, in law, equity or otherwise, which the Company or any of said entities now has, may ever have had or may have hereafter upon or by reason of any matter, cause or thing occurring, done or omitted to be done prior to the date of this Agreement, including without limitation all rights and claims the Company or any of said entities or any third parties (including officers, directors and employees of the Company or its subsidiaries) have or might have as a result of Executive’s status as an officer, director or employee of the Company or any of said entities or the termination of that status; provided, however, that this release shall not apply to any claims the Company may have, now or hereafter, which arise out of or relate to any act by the Executive that constituted gross negligence or willful misconduct in carrying out his duties or obligations as an employee of the Company.

(e) Continuation of Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Executive was an officer or employee of the Company or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s articles of incorporation and bylaws and such indemnification shall continue to the Executive even though the Executive has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by the Executive in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request, however, must include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that the Executive is not entitled to be indemnified against such costs and expenses. The Company further agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the same extent as the Company’s directors and officers are covered until such time as suits against the Executive are no longer permitted by law.

3. Obligations of the Executive.

(a) Non-Competition. For the two (2) year period beginning on the Retirement Date, the Executive shall not directly or indirectly engage in Competition (as defined below) with the Company; provided, that it shall not be a violation of this Paragraph 3(a) for the Executive to become the registered or beneficial owner of up to 5% of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Executive does not actively participate in the business of such corporation until such time as this covenant expires. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder (other than as specifically provided for herein), member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization that owns, operates, controls or maintains retail or warehouse hardware or home improvement stores in the United States, Puerto Rico, Canada or Mexico with total annual sales of at least $500 million. Such businesses or organizations include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest, in whole or in part: The Home Depot, Inc., Sears Holdings Corporation, Wal-Mart Stores, Inc. and Menard, Inc.

(b) Non-Interference. For the two (2) year period beginning on the Retirement Date, the Executive shall not directly or indirectly (i) solicit or induce any officer, director, regional vice president, district manager, co-manager, store manager, regional human resource manager or regional loss prevention manager of the Company to terminate his or her employment with the Company or (ii) solicit, contact or attempt to influence any vendor or supplier of the Company to limit, curtail, cancel or terminate any business it transacts with the Company.

(c) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its businesses, which were obtained by the Executive during the Executive’s employment by the Company. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company.

(d) Release of the Company. The Executive covenants and agrees that the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, as well as each of the Company’s officers, directors, employees, subsidiaries, and agents (the Company and the Company’s officers, directors, employees, subsidiaries and agents being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of the Executive’s employment with the Company or the termination of the Executive’s employment with the Company (other than any claim arising out of the breach by the Company of the terms of this Agreement), including, without limitation, all claims asserted or that could be asserted by the Executive against the Company in any litigation arising from summonses and complaints filed in federal, state or municipal court asserting any claim arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Civil Rights Act of 1866, Section 1514A or and 1513(e) of Chapter 73 of Title 18 of the United States Code; and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of retaliation, wrongful or constructive discharge, breach of contract or implied covenant, fraud, misrepresentation, intentional and/or negligent infliction of emotional distress, or defamation, which the Executive now has, owns, or holds, or claims to have, own, or hold, or which the Executive had, owned, or held, or claimed to have, own or hold at any time before execution of this Agreement, against any or all of the Releasees; provided, however, that the foregoing release shall not apply to any claims which the Executive may have for the payments or provision of the benefits under this Agreement.

4. Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

6. Notices. Any notice or other communications to be given hereunder shall be deemed to have been given or delivered when delivered by hand to the individuals named below or when deposited in the United States mail, registered or certified, with proper postage and registration or certification fees prepaid, addressed to the parties as follows (or to such other address as one party shall give the other in the manner provided herein):

If to the Company, to:

Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
Attention: Secretary and General Counsel

If to the Executive, to the most recent address on the Company’s employment records for the Executive.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the parties. This written Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and the Executive.

8. Right to Revoke Agreement. Following the Executive’s execution and delivery of this Agreement to the Company, the Executive shall have a seven-day period in which to revoke this Agreement as provided in the Age Discrimination in Employment Act (“ADEA”) (referred to as “Revocation Period”). During the Revocation Period, the Executive may exercise this right by delivering written notice of revocation to the Company at the address shown in paragraph 6 above. The Company shall not have the right to revoke this Agreement during the Revocation Period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Dale C. Pond
Dale C. Pond

LOWE'S COMPANIES, INC.

By:	/s/ Robert A. Niblock
Name:	Robert A. Niblock
Title:	Chairman of the Board, President and Chief Executive Officer

Exhibit A

Summary of Outstanding Stock Options

Option Grant Date	No. of Shares	Exercise Price	Vested Status	Last Date to Exercise
03/01/05	40,500	$58.35	Fully vested	03/01/12
03/01/04	40,000	$56.75	Fully vested	03/01/11
03/01/03	126,000	$39.30	Fully vested with respect to 84,000 shares; vested with respect to remaining 42,000 shares on 03/01/06	03/01/10
03/01/02	78,000	$43.99	Fully vested	09/28/05
02/01/02	85,000	$45.70	Fully vested	09/28/05
03/01/01	88,366	$27.505	Fully vested	09/28/05

Exhibit B

BENEFIT PLANS

1. Lowe’s 401(k) Plan

2. Lowe’s Welfare Plan

3. Lowe’s Companies employee Stock Purchase Plan—Stock Options for Everyone

4. Lowe’s Companies Benefit Restoration Plan

5. Lowe’s Companies, Inc. Deferred Compensation Program

6. Lowe’s Companies Cash Deferral Plan